UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☐

Filed by a party other than the Registrant   ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Alkermes plc

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Management LP
Sarissa Capital Offshore Master Fund LP
Sarissa Catapult Holdings Ltd
Sarissa Capital Catapult Fund LLC
Sarissa Capital Hawkeye Fund LP
ISP Fund LP
Sarissa Capital Master Fund II LP
Sarissa Capital Athena Fund Ltd
Atom Master Fund LP
Sarissa Capital Fund GP LP
Sarissa Capital Fund GP LLC
Sarissa Capital Offshore Fund GP LLC
Sarissa Capital Management GP LLC
Alexander J. Denner, Ph.D.
Patrice Bonfiglio
Sarah J. Schlesinger, M.D.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Sarissa Capital may distribute the following article to certain shareholders of Alkermes plc.

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying BLUE universal proxy card with the SEC on June 2, 2023, in connection with the solicitation of shareholders of the Company for the 2023 annual general meeting of shareholders (the “Annual Meeting”).  Shareholders are advised to read the definitive proxy statement and other documents related to the Annual Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov.  The definitive proxy statement and other relevant documents filed by Sarissa Capital are also available at no charge at www.upgradealkermes.com or by directing a request to Sarissa Capital’s proxy solicitor, D.F.  King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (866) 207-3648).

Can A Woman Be Respected If She’s In The Same Industry As Her Boyfriend? We May Soon Find Out
Ike Brannon
Contributor
Ike Brannon is a senior fellow at the Jack Kemp Foundation
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Jun 28, 2023,12:21pm EDT
Alex Denner is an activist investor. As the head of Sarissa Capital Management, he has been quite successful in the biotech industry, and he has helped to reorganize several different companies in the sector—including Imclone, Genzyme, MedImmune, Ariad Pharmaceuticals and the Medicines Company. For the past fourteen years, he has been on the board of BiogenBIIB +0.4% and during his tenure Biogen’s market capitalization increased by tens of billions of dollars.
Sarissa Capital recently acquired a nine percent stake in another biotech company called Alkermes, which—like Biogen—has a focus on neuroscience, and partners with Biogen. That 9% stake entitles Sarissa to claim a board seat which it is pursuing in a proxy contest. Denner recently announced that after his lengthy tenure on the Biogen board he, and others, would step down.
That meant Biogen needed to fill board vacancies, which the board did by inviting Susan Langer to join. Langer had previously been head of corporate strategy at Biogen, and for the last four years she has been working with two biotech startups.
But she also happens to be the girlfriend of Denner, and this fact has created a tempest within some of the industry. The suggestion has been made that her job is to merely represent her boyfriend’s interests on the board.
I do not believe it is possible to take a more chauvinistic perspective. For starters, it is clear that Biogen’s management knows her well, given that she was part of their ranks not too long ago, and her subsequent experience only adds to her value to the board. And while it’s doubtless the case that her relationship with Denner has meant that she has stayed in closer contact with management than most other former employees, why is it so hard to believe that it’s precisely this familiarity with Langer that prompted the board to invite her to join?
It’s also the case that Institutional Shareholder Services, the proxy advisor that helps investment managers vote their proxies, recommended that they vote for her candidacy.
I have been critical of proxy advisors like ISS in the past, arguing that they have a tendency to make recommendations that go against what management wants to accomplish in order to serve their own broader political agenda. That ISS looked at Langer’s resume and experience and recommended that its clients vote to put her on the board when it has no compunction at all to buck management is a validation of her ability.
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40 years ago, the CEO of an auto parts maker named Bendix divorced his wife and married his former executive assistant, a hyper-talented Harvard MBA named Mary Cunningham. Despite the fact that she left the company before they began a relationship, their marriage became fodder for gossip across the media.
The fact that Cunningham became labeled as little more than an executive’s home-wrecking mistress in the media instead of being recognized as a trail-blazing woman who held multiple high-level corporate jobs when few women broke the glass ceiling was par for the course in those days. How is it that we are still prone to ascribe the promotion of a woman to an important position as a favor for her more powerful boyfriend four decades later?
Susan Langer is clearly qualified to be on Biogen’s board, and its management had come to know her quite well before the appointment. That some in the media want to treat her appointment as some kind of corrupt favor to her more senior boyfriend is a perspective more appropriate for a time in the distant past.
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